Exhibit 99.1

AMERICAN EAGLE OUTFITTERS

REPORTS SECOND QUARTER 2011 RESULTS

Pittsburgh, August 24, 2011 - American Eagle Outfitters, Inc. (NYSE:AEO) today announced earnings for the second quarter ended July 30, 2011 of $0.10 per diluted share, compared to income from continuing operations of $0.13 per diluted share last year.

Jim O’Donnell, chief executive officer, said, “During the quarter, we achieved improved performance on the top line and EPS within our range of expectations. We managed our business prudently and made significant strides on our longer-term initiatives which are laying the foundation for future growth. Importantly, a renewed focus on our key item businesses and improved merchandising are delivering positive results, with the back-to-school season off to an encouraging start.”

Second Quarter Results – Continuing Operations

Total sales for the quarter increased 4% to $676 million, compared to $652 million last year. Second quarter comparable store sales were flat, compared to a 1% decrease last year. For additional comparable store sales information for the period, see the accompanying table.

Gross profit was $232 million, or 34.3% as a rate to sales, compared to $240 million, or 36.8% as a rate to sales, last year. Merchandise profit dollars increased slightly over last year due to lower markdowns. However, higher product costs caused a 150 basis point decline in merchandise margin. Buying, occupancy and warehousing costs increased 100 basis points as a rate to sales. This was primarily due to rent, reflecting the impact of new store openings, lease renewals and flat comparable store sales.

Selling, general and administrative expense increased 1% to $167 million, due to investments in new stores and higher sales levels, offset by continued expense saving initiatives. SG&A improved 70 basis points to 24.7% as a rate to sales, compared to 25.4% last year.

Operating income for the quarter was $29 million, compared to $38 million last year. The operating margin decreased to 4.3% from 5.9% last year.

Income from continuing operations for the quarter was $20 million, or $0.10 per diluted share, compared to $26 million, or $0.13 per diluted share, last year. As a rate to sales, income from continuing operations decreased to 2.9% from 4.0% last year.

AEO Direct

The company’s direct-to-consumer business includes ae.com, aerie.com and 77kids.com. In the second quarter, sales increased 16% due to higher transactions driven by improved traffic and conversion.

Inventory

Total merchandise inventories at the end of the second quarter were $470 million, an increase of $121 million, or 30% on a cost per foot basis, compared to last year. Second quarter ending inventories reflected increased cotton costs related to fall product receipts. As the company previously indicated, inventory investments support a year-round key item strategy and the expansion of the accessory business, which will grow to 400 unique shop-in-shop locations during the second half of this year. Units per foot increased 15%, including our unit-intensive accessory expansion.

Looking ahead to the third quarter, inventories are planned similarly to second quarter end, reflecting the impact of higher product costs, the company’s investments in year-round key items and the accessory expansion initiative.

Capital Expenditures

For the second quarter, capital expenditures were $28 million, compared to $20 million last year. Of the second quarter capital expenditures, approximately $20 million related to new and remodeled stores. The balance of the capital expenditures related to distribution center, information technology and other home office projects. The company continues to expect capital expenditures in the range of $90 million to $100 million, with slightly more than half related to new and remodeled stores.

Real Estate

In the second quarter, the company opened two AE, one aerie and six 77kids stores. In addition, the company remodeled 22 stores, bringing the year-to-date total to 54. Store closings in the second quarter consisted of two AE stores. The company continues to expect fiscal 2011 total square footage to increase in the low single-digits. For additional second quarter 2011 actual and fiscal 2011 real estate information, please refer to the accompanying table.

Cash and Investments

The company ended the second quarter with total cash and investments of $515 million.

Future Outlook

Although the company has tempered sales expectations for the second half, particularly during non-peak shopping periods, sales are planned to strengthen from the first half of the year, driven by investments in key items. The back-to-school trend is positive and promotional activity is on plan. As previously noted, higher cotton costs are expected to pressure the second half merchandise margin, and SG&A dollars are planned to increase in the low single-digits for the third quarter and the year.

The company currently expects third quarter 2011 EPS to be in a range of $0.22 to $0.27 per diluted share. This compares to adjusted EPS from continuing operations of $0.29 per diluted share last year, which excludes a realized loss from the sale of investment securities of $0.12 per diluted share. For the year, the company expects EPS to be in the range of $0.85 to $0.95 per diluted share. This compares to adjusted EPS from continuing operations of $1.02 per diluted share last year.

Conference Call Information

At 9:00 a.m. Eastern Time on August 24, 2011, the company’s management team will host a conference call to review the financial results. To listen to the call, dial 1-877-407-0789 or internationally dial 1-201-689-8562 five to seven minutes prior to the scheduled start time. The conference call will also be simultaneously broadcast over the Internet at www.ae.com. Anyone unable to listen to the call can access a replay beginning August 24, 2011 at 12:00 p.m. Eastern Time through September 14, 2011. To listen to the replay, dial 1-877-870-5176, or internationally dial 1-858-384-5517, and reference account 3055 and confirmation code 372060. An audio replay of the conference call will also be available at www.ae.com.

Non-GAAP Measures

This press release includes information on non-GAAP earnings per diluted share (“non-GAAP” or “adjusted”). This measure is not based on any standardized methodology prescribed by U.S. generally accepted accounting principles (“GAAP”) and is not necessarily comparable to similar measures presented by other companies. The company believes that this non-GAAP information is useful as an additional means for investors to evaluate the company’s operating performance, when reviewed in conjunction with the company’s GAAP financial statements. This amount is not determined in accordance with GAAP and therefore, should not be used exclusively in evaluating the company’s business and operations.

* * * *

American Eagle Outfitters, Inc., through its subsidiaries, (“AEO, Inc.”) offers high-quality, on-trend clothing, accessories and personal care products at affordable prices. The American Eagle Outfitters® brand targets 15 to 25 year old girls and guys, with 932 stores in the U.S. and Canada and online at www.ae.com. aerie® by american eagle offers Dormwear® and intimates collections for the AE® girl, with 153 standalone stores in the U.S. and Canada and online at www.aerie.com. The latest brand, 77kids® by american eagle®, is available online at www.77kids.com, as well as at 21 stores across the nation. The 77kids brand offers “kid cool,” durable clothing and accessories for kids ages zero to 14. AE.COM®, the online home of the brands of AEO, Inc. ships to 76 countries worldwide.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding third quarter and fiscal 2011 results. All forward-looking statements made by the company involve material risks and uncertainties and are subject to change based on factors beyond the company’s control. Such factors include, but are not limited to the risk that the company’s operating, financial and capital plans may not be achieved and the risks described in the Risk Factor Section of the company’s Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. Accordingly, the company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

CONTACT:	American Eagle Outfitters Inc. Judy Meehan, 412-432-3300

AMERICAN EAGLE OUTFITTERS, INC.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	July 30, 2011	January 29, 2011	July 31, 2010
	(unaudited)		(unaudited)
ASSETS
Cash and cash equivalents	$389,299	$667,593	$425,523
Short-term investments	124,697	67,102	5,800
Merchandise inventory	470,242	301,208	349,091
Accounts receivable	31,530	36,721	41,793
Prepaid expenses and other	90,788	53,727	99,475
Deferred income taxes	48,585	48,059	41,129

Total current assets	1,155,141	1,174,410	962,811

Property and equipment, net	635,540	643,120	657,131
Intangible assets, net	40,295	7,485	6,520
Goodwill	11,668	11,472	11,364
Long-term investments	648	5,915	166,717
Non-current deferred income taxes	2,460	19,616	28,724
Other assets	20,750	17,980	16,436

Total Assets	$1,866,502	$1,879,998	$1,849,703

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$187,572	$167,723	$144,929
Accrued compensation and payroll taxes	24,928	34,954	31,356
Accrued rent	72,477	70,390	83,617
Accrued income and other taxes	13,998	32,468	13,801
Unredeemed gift cards and gift certificates	26,542	41,001	21,201
Current portion of deferred lease credits	15,938	16,203	16,909
Other current liabilities and accrued expenses	21,037	25,098	19,413

Total current liabilities	362,492	387,837	331,226

Deferred lease credits	77,925	78,606	83,709
Non-current accrued income taxes	38,256	38,671	35,748
Other non-current liabilities	20,842	23,813	21,030

Total non-current liabilities	137,023	141,090	140,487

Commitments and contingencies	—	—	—
Preferred stock	—	—	—
Common stock	2,496	2,496	2,496
Contributed capital	546,677	546,597	540,326
Accumulated other comprehensive income	32,692	28,072	19,250
Retained earnings	1,713,778	1,711,929	1,735,503
Treasury stock	(928,656)	(938,023)	(919,585)

Total stockholders’ equity	1,366,987	1,351,071	1,377,990

Total Liabilities and Stockholders’ Equity	$1,866,502	$1,879,998	$1,849,703

Current Ratio	3.19	3.03	2.91

AMERICAN EAGLE OUTFITTERS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars and shares in thousands, except per share amounts)

(unaudited)

	13 Weeks Ended
	July 30, 2011	% of Sales	July 31, 2010	% of Sales

Net sales	$675,703	100.0%	$651,502	100.0%
Cost of sales, including certain buying, occupancy and warehousing expenses	443,642	65.7%	411,794	63.2%

Gross profit	232,061	34.3%	239,708	36.8%
Selling, general and administrative expenses	167,099	24.7%	165,493	25.4%
Depreciation and amortization	35,675	5.3%	36,049	5.5%

Operating income	29,287	4.3%	38,166	5.9%
Other income (expense), net	1,431	0.2%	(1,110)	-0.2%

Income before income taxes	30,718	4.5%	37,056	5.7%
Provision for income taxes	11,049	1.6%	11,213	1.7%

Income from continuing operations	19,669	2.9%	25,843	4.0%
Loss from discontinued operations, net of tax	—	0.0%	(16,180)	-2.5%

Net income	$19,669	2.9%	$9,663	1.5%

Basic income per common share:
Income from continuing operations	$0.10		$0.13
Loss from discontinued operations	—		(0.08)

Net income per basic share	$0.10		$0.05

Diluted income per common share:
Income from continuing operations	$0.10		$0.13
Loss from discontinued operations	—		(0.08)

Net income per diluted share	$0.10		$0.05

Weighted average common shares outstanding - basic	194,909		201,764
Weighted average common shares outstanding - diluted	196,578		203,153

	26 Weeks Ended
	July 30, 2011	% of Sales	July 31, 2010	% of Sales

Net sales	$1,285,265	100.0%	$1,299,964	100.0%
Cost of sales, including certain buying, occupancy and warehousing expenses	821,443	63.9%	802,560	61.7%

Gross profit	463,822	36.1%	497,404	38.3%
Selling, general and administrative expenses	325,590	25.3%	334,138	25.7%
Depreciation and amortization	70,555	5.5%	71,574	5.5%

Operating income	67,677	5.3%	91,692	7.1%
Other income (expense), net	5,943	0.4%	(989)	-0.1%

Income before income taxes	73,620	5.7%	90,703	7.0%
Provision for income taxes	25,626	2.0%	28,998	2.2%

Income from continuing operations	47,994	3.7%	61,705	4.8%
Loss from discontinued operations, net of tax	—	0.0%	(41,120)	-3.2%

Net income	$47,994	3.7%	$20,585	1.6%

Basic income per common share:
Income from continuing operations	$0.25		$0.30
Loss from discontinued operations	—		(0.20)

Net income per basic share	$0.25		$0.10

Diluted income per common share:
Income from continuing operations	$0.24		$0.30
Loss from discontinued operations	—		(0.20)

Net income per diluted share	$0.24		$0.10

Weighted average common shares outstanding - basic	194,800		204,238
Weighted average common shares outstanding - diluted	196,626		206,430

AMERICAN EAGLE OUTFITTERS, INC.

GAAP TO NON-GAAP EPS RECONCILIATION

(unaudited)

	13 Weeks Ended October 30, 2010	52 Weeks Ended January 29, 2011

GAAP diluted EPS from continuing operations	$0.17	$0.90
Add back: Realized loss on sale of investment securities	0.12	0.12

Non-GAAP diluted EPS from continuing operations	$0.29	$1.02

AMERICAN EAGLE OUTFITTERS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

(unaudited)

	26 Weeks Ended
	July 30, 2011	July 31, 2010
Operating activities:
Net income	$47,994	$20,585
Loss from discontinued operations	—	41,120

Income from continuing operations	47,994	61,705

Adjustments to reconcile income from continuing operations to net cash from operating activities:
Depreciation and amortization	71,864	73,660
Share-based compensation	5,838	18,380
Provision for deferred income taxes	16,389	17,933
Tax benefit from share-based payments	290	13,039
Excess tax benefit from share-based payments	(152)	(4,100)
Foreign currency transaction loss	219	1,159
Net impairment loss recognized in earnings	—	1,248
Realized loss on sale of investment securities	—	225
Changes in assets and liabilities:
Merchandise inventory	(167,590)	(29,870)
Accounts receivable	5,271	(8,690)
Prepaid expenses and other	(36,797)	(53,574)
Other assets	(2,767)	180
Accounts payable	23,526	(11,134)
Unredeemed gift cards and gift certificates	(14,632)	(17,964)
Deferred lease credits	(1,272)	(2,805)
Accrued compensation and payroll taxes	(10,112)	(26,183)
Accrued income and other taxes	(18,490)	(10,117)
Accrued liabilities	(4,558)	(1,187)

Total adjustments	(132,973)	(39,800)

Net cash (used for) provided by operating activities from continuing operations	$(84,979)	$21,905
Investing activities:
Capital expenditures for property and equipment	(65,601)	(39,344)
Acquisition of intangible assets	(33,545)	(1,530)
Purchase of available-for-sale securities	(166,443)	—
Sale of available-for-sale securities	115,229	27,875

Net cash used for investing activities from continuing operations	$(150,360)	$(12,999)
Financing activities:
Payments on capital leases	(1,556)	(1,145)
Repayment of note payable	—	(30,000)
Repurchase of common stock as part of publicly announced programs	—	(192,268)
Repurchase of common stock from employees	(2,189)	(17,986)
Net proceeds from stock options exercised	2,659	4,475
Excess tax benefit from share-based payments	152	4,100
Cash used to net settle equity awards	—	(6,434)
Cash dividends paid	(42,869)	(43,148)

Net cash used for financing activities from continuing operations	$(43,803)	$(282,406)

Effect of exchange rates on cash	848	88

Cash flows of discontinued operations
Net cash provided by operating activities	—	4,981
Net cash used for investing activities	—	(6)
Net cash used for financing activities	—	—
Effect of exchange rate on cash	—	—

Net cash provided by discontinued operations	$—	$4,975

Net decrease in cash and cash equivalents	$(278,294)	$(268,437)
Cash and cash equivalents - beginning of period	667,593	693,960

Cash and cash equivalents - end of period	$389,299	$425,523

AMERICAN EAGLE OUTFITTERS, INC.

COMPARABLE STORE SALES RESULTS BY BRAND

(unaudited)

	Second Quarter Comparable Store Sales
	2011	2010
American Eagle Outfitters, Inc.	0%	-1%

AE Brand	0%	-2%
aerie	-1%	-1%
AEO Direct (1)	16%	-9%

	YTD Second Quarter Comparable Store Sales
	2011	2010
American Eagle Outfitters, Inc.	-4%	2%

AE Brand	-4%	1%
aerie	-4%	9%
AEO Direct (1)	9%	-3%

(1)	AEO Direct is comprised of ae.com, aerie.com and 77kids.com. AEO Direct is not included in consolidated comparable store sales.

AMERICAN EAGLE OUTFITTERS, INC.

REAL ESTATE INFORMATION

(unaudited)

	Second Quarter Fiscal 2011	YTD Second Quarter Fiscal 2011	Fiscal 2011 Guidance
Consolidated stores at beginning of period	1,096	1,086	1,086
Consolidated stores opened during the period
AE Brand	2	5	11
aerie	1	3	10
77kids	6	12	12
Consolidated stores closed during the period
AE Brand	(2)	(3)	(15) - (25)

Total consolidated stores at end of period	1,103	1,103	1,094 - 1,104

Stores remodeled during the period	22	54	60 - 65
Total gross square footage at end of period	6,458,784	6,458,784	Not Provided